As filed with the Securities and Exchange Commission on April 25, 2008

                                                                                                                                                      Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENCANA CORPORATION
(Exact name of registrant as specified in its charter)
Canada	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1800, 855 – 2nd Street S.W. Calgary, Alberta, Canada T2P 2S5 (403) 645-2000 Attention: Corporate Secretary
(Address and Telephone Number of Registrant’s principal executive offices)

CT Corporation System 111 8th Avenue, 13th Floor New York, New York 10011 (212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Kerry D. Dyte EnCana Corporation 1800, 855 – 2nd Street S.W. Calgary, Alberta, Canada T2P 2S5 (403) 645-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000	Margaret G. Lemay Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta, Canada T2P 4K7 (403) 298-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule-462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee (3)
Common Shares (2)	3,000,000 shares	US$ 84.42	US$ 253,260,000	US$ 9,953.12
(1)

Based on the average of the high and low prices of the common shares of EnCana Corporation on April 17, 2008 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)

Includes rights to purchase additional shares pursuant to the Registrant’s Shareholder Rights Plan effective as of July 30, 2001, as amended September 13, 2001 and April 28, 2004. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the shares registered hereby.

(3)

Such fee was previously paid in connection with the unissued securities registered under the registration statement on Form F-3 (File No. 333-150360) initially filed on April 21, 2008 by the registrant ($9,953.12 in fees paid). Such registration statement was withdrawn on April 22, 2008. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, $9,953.12 is being offset against the total registration fee due for this registration statement.

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

I-1

ENCANA CORPORATION

3,000,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On April 21, 2008, EnCana Corporation (“EnCana”, or the “Corporation” or “we” or “us”) established a dividend reinvestment plan (the “Plan”) to provide holders of our common shares with a simple and convenient method of investing cash dividends in additional common shares of our company.

A Plan participant may obtain additional common shares by reinvesting all of the cash dividends paid on the common shares held by the Plan participant without paying any brokerage commissions or service charges. Our dividends have historically been paid quarterly on March 31, June 30, September 30 and December 31, or if such day is not a business day, on the previous business day.

Our common shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “ECA.” On April 17, 2008, the closing price of our common shares on the TSX was CDN$ 84.75 per share and the closing price of our common shares on the NYSE was US$ 83.75.

The Plan shares will either be common shares issued from the treasury of the Corporation or be common shares acquired on the open market through the TSX or the NYSE, as applicable. The purchase price of common shares acquired through the open market (the “Market Purchase Shares”) will be 100 percent of the average purchase price of the common shares purchased on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired. The purchase price of common shares purchased on behalf of Plan participants through a treasury purchase (the “Treasury Purchase Shares”) will be 100 percent of the volume weighted average price of the common shares traded on the TSX (with respect to Treasury Purchase Shares acquired on behalf of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (with respect to Treasury Purchase Shares acquired on behalf of participants to resident in the United States), as applicable, for the five trading days preceding the dividend payment date. The volume weighted average price for the common shares on the TSX for the five trading days preceding April 17, 2008 was CDN$ 82.07. The volume weighted average price for the common shares on the NYSE for the five trading days preceding April 17, 2008 was US$ 80.81.

We cannot estimate anticipated proceeds from sales of common shares pursuant to the Plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately US$ 284,953.12 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page 4, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is April 21, 2008.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”). Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the following documents we filed under the Exchange Act with the SEC:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2007, dated February 22, 2008 (the “Annual Report on Form 40-F”); and
2.	Our registration statement on Form 8-A relating to our common shares, dated September 16, 2001, as amended October 17, 2001 and June 30, 2004.

In addition, all subsequent annual reports on Form 40-F, Form 20-F, or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

A person eligible to participate in the Plan receiving a copy of this prospectus may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to our principal executive offices, 1800, 855 – 2nd Street S.W., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5, Telephone Number: (403) 645-2000.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a Canadian corporation whose principal offices are located in Calgary, Alberta. The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, that some of our officers and directors may be residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of the assets of such persons and of our Corporation (as defined below) may be located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal securities law or the securities law of any state of the United States.

We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed CT Corporation System, 111 – Eighth Avenue, New York, New York 10011, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

RISK FACTORS

Before you decide to participate in the Plan and invest in our common shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase common shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated by reference herein constitute forward-looking statements or information (collectively referred to as "forward-looking statements") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995, relating to, but not limited to, our operations, anticipated financial performance, business prospects and strategies. Forward-looking statements typically contain statements with words such as "projected", "anticipate", "believe", "expect", "plan", "intend" or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements in or incorporated by reference into this prospectus include, but are not limited to, statements with respect to: bitumen strategy and the benefits of this strategy, capital investment levels and the allocation thereof, drilling plans and the timing and location thereof, production capacity and levels and the timing of achieving such capacity and levels, the anticipated date of production for the Deep Panuke natural gas project, the timing of completion of the Foster Creek and Christina Lake expansions, including the timing for receipt of regulatory approvals and well testing, the anticipated capacities of and the timing of capacity expansions for the Wood River and Borger refineries, anticipated capacity for expansion of the Steeprock natural gas plant, reserves estimates, the level of expenditures for compliance with environmental regulations, site restoration costs including abandonment and reclamation costs, pending litigation, exploration plans, acquisition and divestiture plans, anticipated post-closing adjustments and indemnities and future net cash flows.

You are cautioned not to place undue reliance on forward looking statements. By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predicted outcomes will not occur. These factors include, but are not limited to:

•	volatility of and assumptions regarding oil and natural gas prices;
•	assumptions based upon our current guidance;
•	fluctuations in currency and interest rates, product supply and demand;
•	market competition;
•	risks inherent in our North American and foreign oil and natural gas and market optimization operations;
•	risks of war, hostilities, civil insurrection and instability affecting countries in which we and our subsidiaries operate and terrorist threats;
•	risks inherent in marketing operations, including credit risks;
•	imprecision of reserves estimates and estimates of recoverable quantities of oil, natural gas and liquids from resource plays and other sources not currently classified as proved reserves;
•

our ability to replace and expand oil and natural gas reserves, our and ConocoPhillips' ability to successfully manage and operate the integrated North American oil business and the ability of the parties to obtain necessary regulatory approvals;

•	refining and marketing margins;
•	potential disruption or unexpected technical difficulties in developing new products and manufacturing processes;
•	potential failure of new products to achieve acceptance in the market;
•	unexpected cost increases or technical difficulties in constructing or modifying manufacturing or refining facilities;
•	unexpected difficulties in manufacturing, transporting or refining synthetic crude oil;
•	risks associated with technology;
•	our ability to generate sufficient cash flow from operations to meet our current and future obligations;

•	our ability to access external sources of debt or equity capital;
•	general economic and business conditions;
•	our ability to enter into or renew leases;
•	the timing and costs of construction of gas storage facilities, wells and pipelines;
•	our ability to make capital investments and the amounts of capital investments;
•	imprecision in estimating the timing, costs and levels of production and drilling;
•	results of exploration, development and drilling;
•	imprecision in estimates of future production capacity;
•	our ability to secure adequate product transportation;
•	uncertainty in the amounts and timing of royalty payments;
•	imprecision in estimates of product sales;
•	changes in royalty, tax, environmental and other laws or regulations or the interpretations of such laws or regulations;
•	risks associated with existing and potential future lawsuits and regulatory actions against us and our subsidiaries;
•	political and economic conditions in the countries in which we and our subsidiaries operate;
•	difficulty in obtaining necessary regulatory approvals; and
•	such other risks and uncertainties described from time to time in our reports and filings with the Canadian securities authorities and the SEC.

Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus, in any applicable prospectus supplement and in the documents incorporated herein by reference. Except as required by law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise.

ENCANA CORPORATION

We are one of North America’s leading natural gas producers, are among the largest holders of natural gas and oil resource lands onshore North America and are a technical and cost leader in the in-situ recovery of oilsands bitumen. We pursue growth from our portfolio of long-life resource plays situated in Canada and the United States. Contained in unconventional reservoirs, resource plays are large contiguous accumulations of hydrocarbons, located in thick or a really extensive deposits, that typically have lower geological and commercial development risk, lower average long-term decline rates and very long producing lives compared to conventional plays. We are also engaged in select exploration and production activities internationally.

We continually pursue opportunities to develop and expand our business, which may include significant corporate or asset acquisitions. We may finance such acquisitions with debt or equity, or a combination of both.

Our principal executive and registered offices are located at 1800, 855 – 2nd Street S.W., Calgary, Alberta T2P 2S5, Canada.

USE OF PROCEEDS

The net proceeds from the sale of the common shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of common shares that may be sold under the Plan or the prices at which such shares may be sold.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 3,000,000 additional common shares of the Corporation offered by this prospectus, if as and when issued, will be issued pursuant to the Plan, which will be effective as of April 21, 2008. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

The Plan permits holders of common shares of the Corporation (the “Common Shares”) to automatically reinvest all cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be issued from the treasury of the Corporation or purchased by the agent appointed to administer the Plan (the “Plan Agent”) in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified herein.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are residents in Canada, in the United States and any other jurisdiction where the Common Shares are qualified for sale can participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada and the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder's jurisdiction of residence.

Enrollment – Registered Shareholders

Registered shareholders (other than Clearing and Depository Services, Inc. (“CDS”) or The Depository Trust Company (“DTC”)) may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in the Plan, a duly completed and executed enrollment form in the form provided by the Corporation and the Plan Agent for this purpose. Registered shareholders may obtain an enrollment form by contacting the Plan Agent in any of the manners specified in the Plan or by following the instructions provided on the Corporation's website at www.encana.com. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares.

The enrollment form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the participant’s account under the Plan, in Plan Shares (as defined below) in accordance with the Plan.

An enrollment form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date in order to take effect on the dividend payment date to which such dividend record date relates. If an enrollment form is received by the Plan Agent from a registered shareholder after that time, the enrollment form will not take effect on such dividend payment date and will only take effect on the next following and subsequent dividend payment dates. Instructions from CDS or DTC must be received by the Plan Agent within one (1) day after the applicable dividend record date.

Enrollment – Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent, via facsimile or by mail in the manner provided in the Plan, or, if applicable, as a CDS participant or a DTC participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant or a DTC participant in respect of Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following dividend payment date. CDS participants and DTC participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each dividend payment date.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

Continued Enrollment

Common Shares enrolled by a participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the participant's enrollment is terminated by the participant or by the Corporation. The Common Shares acquired under the Plan for the account of the participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the participant’s enrollment form. Common Shares purchased by a participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the participant wishes to enroll such additional Common Shares in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares (as defined below) on behalf of the participants. All such costs will be paid by the Corporation. Plan Shares (as defined below) purchased on behalf of a participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners' Common Shares in the Plan on their behalf or whether the nominee's policies might result in any costs otherwise becoming payable by such beneficial owners.

The Plan Agent

Administration of the Plan

CIBC Mellon Trust Company has been appointed as Plan Agent to administer the Plan on behalf of the Corporation and the participants pursuant to an agreement between the Corporation and the Plan Agent. If CIBC Mellon Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares (as defined below). In no event will interest be paid to participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to participants in respect of such dealings.

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for the Plan Shares (as defined below) purchased under the Plan.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares Under the Plan

Aggregation of Dividends

On each dividend payment date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (each, as defined below), or a combination of both, in each case in the manner specified below, on behalf of participants.

Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cheque in payment of the value of any fractional Common Shares remaining in the participant’s account. Upon such payment being sent to the participant or its legal representative, the participant's fractional Common Shares will be deemed to be cancelled.

Purchase Date

With respect to a Market Purchase (as defined below), the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable dividend payment date or such other date or dates as soon as practicable thereafter.

With respect to a Treasury Purchase (as defined below), the Plan Agent will purchase Treasury Purchase Shares from the Corporation's treasury on the applicable dividend payment date.

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase (each, as defined below), the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS participants or DTC participants respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each participant's account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each participant to Plan Shares pursuant to the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a "Treasury Purchase") or be Common Shares acquired on the open market through the facilities of the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) (in each instance, a "Market Purchase") or a combination of both.

Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares purchased by the Plan Agent on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the "Average Market Price").

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

Price of Treasury Purchase Shares

The price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price of the Common Shares traded on the TSX (with respect to Treasury Purchase Shares acquired on behalf of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (with respect to Treasury Purchase Shares acquired on behalf of participants resident in the United States) during the last five trading days preceding the relevant dividend payment date (in respect of Treasury Purchase Shares, the "Average Market Price").

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares upon written request to the Plan Agent, deliverable via facsimile or by mail in the manner provided for in the Plan, at any time. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the participant pursuant to the Plan following receipt of such request. If a notice of withdrawal is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the requested withdrawal will not be processed, until after the dividend payment date to which that dividend record date relates. On the withdrawal becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan which have been withdrawn.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue.

Termination of Enrollment

Termination by Participant

Participants may terminate their participation in the Plan by written notice to the Plan Agent, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, at any time. On the termination becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant's account under the Plan and a cheque in payment of the value of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) on the trading day prior to the date of termination.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant's account will not be closed, and the participant's enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Death of a Participant

An individual participant's participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of the participant's death, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, from the participant’s duly appointed legal representative. On the termination becoming effective, the participant's account will be closed and the Plan Agent will, in accordance with the Plan, issue a certificate representing all whole Common Shares held for the participant's account under the Plan together with a cheque in payment of the value of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) on the trading day prior to the date of termination. The certificate and cheque will be issued in the name of the deceased participant.

If a notice of a participant's death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant's account will not be closed, and the participant's enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Termination by Corporation

On a participant's participation in the Plan being terminated by the Corporation in the circumstances described under the Plan, the Plan Agent will send to the participant a certificate representing all whole Common Shares held for the participant's account under the Plan and a cheque in payment of the value of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of

Common Shares on the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) on the trading day prior to the date of termination.

Administration

Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account.

Certificates for Plan Shares will only be issued to participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a participant or by the Corporation, or a participant withdraws all or any portion of its Plan Shares from its account or upon the death of the participant. Physical certificates will only be issued in the name of the applicable participant and will be issued within three weeks of the relevant event or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law, and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

Statements of Account

An account will be maintained by the Plan Agent for each participant with respect to purchases of Plan Shares under the Plan for the account of such participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable Average Market Price per Plan Share and the amount of any applicable withholding tax. These statements are a participant’s continuing record of purchases of Plan Shares made on behalf of such participant pursuant to the Plan and should be retained for income tax purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

Liabilities of the Corporation and the Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)         for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

(b)         in respect of the prices at which Plan Shares are purchased on behalf of participants under the Plan or the timing of purchases made under the Plan;

(c)          in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

(d)         in respect of the involuntary termination of a shareholder's enrollment in the Plan in the circumstances described herein;

(e)         in respect of any failure to terminate an individual participant's enrollment in the Plan upon such participant's death before receipt of actual notice of death; or

(f)          in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any shareholder of an invalid request.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a participant’s account on the record date for a vote of shareholders will be voted in accordance with the instructions of the participant, or its duly appointed proxy, given on a form to be furnished to the participant. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Subdivisions and Consolidations

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each participant maintained under the Plan according to the number of Common Shares held for the account of that participant prior to the effective time of the subdivision, consolidation or similar change.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to participants unless the interests of participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all participants will be sent written notice of such termination and the Plan Agent will send to each participant a certificate for whole Common Shares held for the participant’s accounts under the Plan and a cheque for the value of any remaining fractional Common Shares in such participant’s account by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the

NYSE (in respect of participants resident in the United States) on the trading day prior to the date of termination. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the dividend payment date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to participants in the ordinary manner.

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the participants and any other aspects of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and cheques, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By telephone:	Toll-free North America:	800-387-0825
	Toronto area:	416-643-5500
By Fax:	416-643-5020
By Mail:	CIBC Mellon Trust Company
Attention: Dividend Reinvestment
P.O. Box 7010
Adelaide Street Postal Station
Toronto, ON M5C 2W9

By Email:	inquiries@cibcmellon.com or by accessing the Plan Agent’s secure investor inquiry form at http://www.cibcmellon.com/investorinquiry

Notices to EnCana Corporation shall be sent to:

EnCana Corporation

1800, 855 - 2nd Street SW

P.O. Box 2850

Calgary, AB T2P 2S5

Attention:	Corporate Secretarial
Telephone:	403-645-2000
Fax:	403-290-8145

Effective Date

The effective date of the Plan is April 21, 2008.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular Plan participant. It is the responsibility of Plan participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares (i) who is a Plan participant, or (ii) who is not a registered holder of Common Shares but who has instructed the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf (each, a "Plan Participant"). This summary is based on the provisions of the Income Tax Act (Canada) (the "Act") and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by the government of Canada, and the published administrative practices of the Canada Revenue Agency (the "CRA"), all as of April 21, 2008. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Plan Participants who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their "Canadian securities" (as defined in the Act) as capital property.

This summary is not applicable to a Plan Participant that is a "specified financial institution" (as defined in the Act), or to a Plan Participant an interest in which is a "tax shelter investment" (as defined in the Act), or, for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a "financial institution" (as defined in the Act).

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a "Canadian Participant").

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, on each Dividend Payment Date (as defined in the Plan), a taxable dividend equal to the full amount of the cash dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada. For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and credit rules contained in the Act, and, in the case of a Canadian Participant that is a "private corporation" or a "subject corporation" (both as defined in the Act), a refundable tax will apply to the amount of the dividend. The Corporation has designated that all of its taxable dividends paid on or after January 1, 2006 will be "eligible dividends" within the meaning of the Act unless otherwise stated. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an "eligible dividend" for the purposes of the Act.

Capital Gains

A Canadian Participant will not realize any taxable income, gain or loss on the receipt of a share certificate for the whole Common Shares in his or her account.

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by a Canadian Participant subsequent to 1971, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant's account pursuant to the Plan will be equal to the Average Market Price of such Common Share, calculated in the manner described above under the heading "Price of Market Purchase Shares" and "Price of Treasury Purchase Shares", as applicable.

One-half of any capital gain (a "taxable capital gain") realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant's income for the year of disposition. One-half of any capital loss (an "allowable capital loss") generally may be deducted by the holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act. A Canadian Participant that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Act) for the year which will include an amount in respect of taxable capital gains. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Canadian Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading "Canadian Participants – Dividends".

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the "adjusted taxable income" (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a "Non-Resident Participant").

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the "Canada-U.S. Treaty"), where the Non-Resident Participant is a U.S. resident, is fully entitled to the benefits of the Canada-U.S. Treaty, and does not maintain a "permanent establishment" or "fixed base" in Canada (each within the meaning of the Canada-U.S. Treaty) to which Common Shares are attributable, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount. The Canada-United States Protocol signed on September 21, 2007 (the "Protocol")will, if ratified by both Canada and the United States, amend the provisions of the Canada-U.S. Treaty in significant respects, including the entitlement of certain hybrid entities, such as, for example, certain limited liability companies and partnerships, to the full benefits of the Canada-U.S. Treaty. These rules are not discussed in this summary and Non-Resident Participants which are resident in the United States and which may be hybrid entities should consult their own tax advisors as to the impact of the Protocol having regard to their own particular circumstances.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares are "taxable Canadian property" (as defined in the Act). So long as the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property to a Non-Resident Participant unless:

(a)

at any time during the 60-month period immediately preceding the disposition, 25% or more of the issued shares of any class of the Corporation's capital stock belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm's length; or

(b)	the Common Shares are used by the Non-Resident Participant in carrying on business in Canada.

Where Common Shares represent taxable Canadian property to the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the Non-Resident Participant's country of residence. Under the current provisions of the Canada-U.S. Treaty, Article XIII will not provide such an exemption for Non-Resident Participants who are residents of the United States.

Termination of Participation

When a Non-Resident Participant's participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant's account. A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share.

Material United States Federal Income Tax Considerations

The following summary describes certain United States federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares who participates in the Plan (as used in this section, a “U.S. Participant”). As used in this section, a “U.S. Holder” means a holder of Common Shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (v) any other person that is subject to United States federal income tax on its worldwide income.

This summary is based upon certain provisions of existing United States federal income tax law, including the Code (as defined below), administrative pronouncements, judicial decisions and Treasury Regulations, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary assumes that each of the Common Shares is held as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), in the hands of U.S. Holders at all relevant times. This summary does not discuss all aspects of United States federal income taxation that may be applicable to a U.S. Holder of Common Shares, nor does it address any aspects of foreign, state or local taxation. Furthermore, this summary does not discuss all the tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, nor to U.S. Holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold Common Shares as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction, persons that own or have owned, actually or constructively, 10% or more of the Common Shares, persons who acquired their Common Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, and U.S. Holders whose functional currency is not the U.S. dollar. The discussion below does not address the effect of any state, local or foreign tax law on a U.S. Participant. There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Amount Includable in Income

The following discussion is applicable except to the extent that the “PFIC” rules (discussed below) apply and provide otherwise.

For United States federal income tax purposes, a U.S. Participant will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of Common Shares acquired pursuant to the Plan, and (ii) any Canadian taxes which the Corporation withholds with respect to the distribution. For purposes of this paragraph, the “fair market value” of Common Shares will generally be the average of the high and low sales prices for that date, as reported by the exchange on which the Common Shares are principally traded. A U.S. Holder who does not participate in the Plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) any Canadian taxes which the Corporation withholds with respect to the distribution. In either case, the distribution will be includable in the U.S. Participant’s income as a taxable dividend to the extent of the Corporation’s then-current and accumulated earnings and profits as determined for United States federal income tax purposes. Any such dividend paid before January 1, 2011 generally may qualify for the reduced United States federal income tax rates applicable to "qualified dividend income" if (a) the Corporation is eligible for the benefits of the Canada-U.S. Treaty or the Common Shares are readily tradable on an established securities market in the United States, (b) the Corporation is not a PFIC, as defined below, for the taxable year in which the dividend is paid or the preceding taxable year, as discussed below, (c) the U.S. Participant is an individual, estate, or trust that satisfies certain holding period requirements with respect to the Common Shares, and (d) the U.S. Participant does not treat the dividend as "investment income" for purposes of the investment interest deduction rules. These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation. Any portion of the distribution in excess of the Corporation’s earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Participant’s tax basis in its Common Shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares). To the extent that the distribution exceeds the U.S. Participant’s tax basis, the excess will constitute gain from a sale or exchange of the Common Shares.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the U.S. Participant’s account upon withdrawal from or termination of the Plan. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of our Common Shares equal to the difference (if any) between the amount the participant realizes on the sale or exchange and its adjusted tax basis in our Common Shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange. U.S. Participants should consult their own tax advisors with respect to the tax treatment of the receipt of certificates.

Foreign Currency Gains

Taxable dividends with respect to the Common Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the participant regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Common Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Common Shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Common Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the Common Shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the Common Shares.

Basis and Holding Period

A U.S. Participant’s tax basis for Common Shares received pursuant to the Plan will equal the sum of the amount treated as a dividend upon the receipt of the Common Shares and any amount paid to acquire the Common Shares. A U.S. Participant’s holding period for the Common Shares will begin on the day after the dividend payment date.

Passive Foreign Investment Company Status

As stated above, the United States federal income tax consequences for a U.S. Participant will depend to a significant extent on whether the Corporation is a passive foreign investment company (“PFIC”) at any time during the U.S. Participant’s holding period of our Common Shares.

For United States federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

(a)	at least 75% of its gross income is “passive” income (referred to as the “income test”); or
(b)	at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

For purposes of the income test and the asset test, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of that other corporation. Also, for purposes of the income test and the asset test, passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a related person to the extent that amount is properly allocable to the income of the related person that is not passive income. For these purposes, a person is “related” with respect to a foreign corporation if that person controls the foreign corporation or is controlled by the foreign corporation or by the same persons that control the foreign corporation. For these purposes, “control” means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

Passive income also includes the excess of gains over losses from some commodities transactions, including some transactions involving oil and gas. Under recently amended rules (first effective for 2005) net gains from commodities transactions will not be included in the definition of passive income if they are active business gains or losses from the sale of commodities. However, this exception will only apply if substantially all of the corporation’s commodities are stock in trade or inventory of the corporation, property used in the trade or business of the corporation, or supplies used in the ordinary course of a trade or business of the corporation.

Under these rules and definitions, the Corporation believes that: (i) the Corporation was not a PFIC in 2007; and (ii) neither the Corporation nor its subsidiaries will be a PFIC in 2008 or subsequent years. However, because PFIC status is fundamentally factual in nature, it generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, the Corporation can provide no assurance that it will not be a PFIC for either the current taxable year or for any subsequent taxable year. U.S. Participants are urged to consult their own tax advisors regarding our possible classification as a PFIC and the consequences if that classification were to occur.

If the Corporation was not a PFIC at any time during the U.S. Participant’s holding period of our Common Shares, the United States federal income tax consequences to the participant will generally be as described above (see “– Amount Includable in Income”).

Tax Consequences if the Corporation Is or Has Been a PFIC During the Holding Period

If the Corporation were treated as a PFIC, a U.S. Holder that does not make the “mark-to-market” election described below would be subject to additional tax as well as certain interest charges in respect of the deferral of tax for the period during which he held his Common Shares. Any such additional tax and interest charges would not be applicable until the disposition of the Common Shares or the receipt of certain dividends. In addition, among other tax consequences, gain realized on the disposition of such Common Shares would not be treated as capital gain, and, contrary to the generally applicable rule, the tax basis of the Common Shares held by a United States individual would not be stepped up to fair market value upon his death.

As an alternative, the PFIC rules enable a United States person who holds “marketable stock” of a PFIC to avoid the imposition of the additional tax and interest rules described above by marking mark-to-market election in the first year of such United States person’s holding period with respect to the stock in which the Corporation is a PFIC. Amounts included in income pursuant to this election will be treated as ordinary income, and any mark to market loss is treated as an ordinary deduction, but only to the extent of prior ordinary income pursuant to the election. The election, once made, generally applies to subsequent taxable years unless the stock ceases to be marketable. The statute does not address whether or not a mark-to-market election would continue to be applicable in a year in which a corporation ceases to meet the definition of a PFIC.

Foreign Tax Credits

Regardless of whether the distribution to a U.S. Participant under the Plan is subject to tax under the PFIC rules or as described in “Amount Includable in Income”, any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends generally will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Participant. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Dividends on the Common Shares paid within the United States or through some United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding, currently at a 28% rate, unless the holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of the Common Shares.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Participant’s United States tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

The Corporation believes that the foregoing is an accurate summary of certain United States federal income tax consequences of participation in the Plan as of the date of the Plan, but U.S. Participants should consult with their own tax advisors for advice applicable to their particular situations with respect to participation in the Plan and the subsequent disposal by them of Common Shares purchased pursuant to the Plan, including, without limitation, the foreign, state, and local tax consequences (if any) thereof.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX and the NYSE.

The holders of Common Shares are entitled to one vote for each such share at all meetings of shareholders except meetings at which only holders of another class or series of shares are entitled to vote. Subject to the prior rights of the holders of Preferred Shares (see “ – Limitations on Rights of Shareholders Arising From Other EnCana Securities”), holders of Common Shares are entitled to receive any dividends declared by the directors on the Common Shares and are entitled to receive our remaining property in the event of our dissolution.

The following table sets forth the price ranges of the Common Shares on the NYSE and the TSX through April 17, 2008:

	TSX Common Shares			NYSE Common Shares
	High		Low	High	Low
	CDN$		CDN$	US$	US$
2003
	Full Year	26.78	22.30	20.04	14.96
2004
	Full Year	35.01	25.50	28.71	19.03
2005
	Full Year	69.64	32.55	59.80	26.45
2006
	First Quarter	57.10	44.96	50.05	39.56
	Second Quarter	59.38	49.51	53.70	44.02
	Third Quarter	62.52	48.35	55.93	43.32
	Fourth Quarter	61.90	48.28	53.90	42.76
	Full Year	62.52	44.96	55.93	39.56
2007
	First Quarter	59.65	51.55	51.49	43.80
	Second Quarter	71.21	57.61	66.87	50.64
	Third Quarter	67.99	59.33	65.18	55.13
	Fourth Quarter	69.59	60.89	75.85	60.87
	Full Year	71.21	51.55	75.85	43.80
2008
	First Quarter	79.26	59.95	79.74	58.13
	Second Quarter (through April 17, 2008)	86.23	76.41	85.41	74.16
Monthly Price Range for the last six months
	September, 2007	65.10	60.66	64.16	58.33
	October, 2007	66.10	60.89	69.89	60.87
	November, 2007	69.47	63.67	75.85	63.82
	December, 2007	69.59	64.77	69.59	64.04
	January, 2008	70.90	59.95	71.72	58.13
	February, 2008	77.29	64.39	79.32	63.69
	March, 2008	79.26	70.60	79.74	68.84
	April, 2008 (through April 17, 2008)	84.75	76.41	85.41	74.16

EXPENSES*

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	US$ 9,953.12
Legal Fees and Expenses	US$ 112,500.00
Blue Sky Fees and Expenses	US$ 0.00
Stock Exchange Listing Fees	US$ 162,500.00
Printing Fees	US$ 0.00
Total	US$ 284,953.12

*Estimated

LIMITATIONS ON RIGHTS OF SHAREHOLDERS ARISING

FROM OTHER ENCANA SECURITIES

We are authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares (the First Preferred Shares and Second Preferred Shares, collectively, the “Preferred Shares”). Information regarding the number of Common Shares and Preferred Shares authorized and issued is contained in the notes to our Consolidated Financial Statements incorporated in this prospectus by reference to our Annual Report on Form 40-F.

Preferred Shares may be issued in one or more series. The Board of Directors may determine the designation, rights, privileges, restrictions and conditions attached to each series of Preferred Shares before the issue of such series. Holders of the Preferred Shares are not entitled to vote at any meeting of the shareholders of the Corporation, but may be entitled to vote if the Corporation fails to pay dividends on that series of Preferred Shares. The First Preferred Shares are entitled to priority over the Second Preferred Shares and the Common Shares of the Corporation with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation’s affairs.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Canada Business Corporations Act and our bylaws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Bennett Jones LLP, Calgary, Alberta. Bennett Jones LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Assessment on Internal Control over Financial Reporting) as of December 31, 2007 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information relating to our reserves in the Annual Information Form dated February 22, 2008 included in the Annual Report on Form 40-F, which is incorporated by reference into this prospectus, was calculated based on evaluations of and reports on our crude oil and natural gas reserves conducted and prepared by GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd., Netherland, Sewell & Associates, Inc. and DeGolyer and MacNaughton as independent qualified reserves evaluators.

The principals of each of GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd., Netherland, Sewell & Associates, Inc. and DeGolyer and MacNaughton, in each case, as a group own beneficially, directly or indirectly, less than 1% of any class of our securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the "CBCA"), the Corporation may indemnify a present or former director or officer of the Corporation or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity. The Corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The Corporation may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Corporation provide that, subject to the limitations contained in the CBCA, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the corporation or such body corporate, if he acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of the Corporation provide that the Corporation may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of any director, officer, or certain other persons, as such against any liability incurred by him in his capacity as a director or officer of the Corporation or as a director or officer of any body corporate where he acts or acted in that capacity at the Corporation's request. The Corporation has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 9.	Exhibits
Item	Exhibit
4.1	Amended and Restated Shareholder Rights Plan (filed as Exhibit 4.1 to the Registrant’s registration statement on Form 8-A/A filed on August 28, 2004).

4.2	Dividend Reinvestment Plan, dated April 21, 2008.
5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.
8.1	Opinion of Bennett Jones LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of DeGolyer and MacNaughton.
23.6	Consent of Bennett Jones LLP (contained in Exhibit 5.1).
23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

Item 10.	Undertakings
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B)

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(1)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(3)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(i)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on April 21, 2008.

ENCANA CORPORATION
By:	/s/ Randall K. Eresman
Name: Randall K. Eresman Title: President & Chief Financial Officer

SIGNATURES WITH RESPECT TO ENCANA CORPORATION

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Randall K. Eresman and Brian C. Ferguson, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ David P. O’Brien David P. O’Brien	Chairman of the Board of Directors	April 21, 2008
/s/ Randall K. Eresman Randall K. Eresman	President & Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2008
/s/ Brian C. Ferguson Brian C. Ferguson	Executive Vice-President & Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2008
/s/ Ralph S. Cunningham Ralph S. Cunningham	Director	April 21, 2008
/s/ Patrick D. Daniel Patrick D. Daniel	Director	April 21, 2008
/s/ Ian W. Delaney Ian W. Delaney	Director	April 21, 2008

/s/ Michael A. Grandin Michael A. Grandin	Director	April 21, 2008
/s/ Barry W. Harrison Barry W. Harrison	Director	April 21, 2008
/s/ Dale A. Lucas Dale A. Lucas	Director	April 21, 2008
/s/ Ken F. McCready Ken F. McCready	Director	April 21, 2008
Valerie A. A. Nielsen	Director
/s/ Jane L. Peverett Jane L. Peverett	Director	April 21, 2008
/s/ Allan P. Sawin Allan P. Sawin	Director	April 21, 2008
/s/ Dennis A. Sharp Dennis A. Sharp	Director	April 21, 2008
/s/ James M. Stanford James M. Stanford	Director	April 21, 2008
/s/ Wayne G. Thomson Wayne G. Thomson	Director	April 21, 2008
/s/ Clayton H. Woitas Clayton H. Woitas	Director	April 21, 2008

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of EnCana Corporation in the United States, on April 21, 2008.

ALENCO INC.
By:	/s/ Brian C. Ferguson
Name: Brian C. Ferguson Title: President

INDEX TO EXHIBITS

Item	Exhibit
4.1	Amended and Restated Shareholder Rights Plan (filed as Exhibit 4.1 to the Registrant’s registration statement on Form 8-A/A filed on August 28, 2004).
4.2	Dividend Reinvestment Plan, dated April 21, 2008.
5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.
8.1	Opinion of Bennett Jones LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of DeGolyer and MacNaughton.
23.6	Consent of Bennett Jones LLP (contained in Exhibit 5.1).
23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).